February 2, 2010

EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES FOURTH-QUARTER 2009 CASH DISTRIBUTION

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (“Eagle Rock” or the “Partnership”) today declared a cash distribution of $0.025 per common unit and general partner unit for the quarter ended December 31, 2009. The distribution will be paid on February 12, 2010 to the general partner and all common unitholders of record as of February 8, 2010. No distribution will be paid on the subordinated units for the quarter. The approved distribution is unchanged from the third quarter 2009 distribution level. The fourth quarter Common Unit Arrearage is $0.3375 per common unit. The Cumulative Common Unit Arrearage is $1.35 per common unit. Both Common Unit Arrearage and Cumulative Common Unit Arrearage are terms defined in the Partnership’s partnership agreement.

About Eagle Rock Energy Partners, L.P.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids and condensate; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships, in properties located in multiple producing trends across the United States. The Partnership’s corporate office is located in Houston, Texas.

Qualified Notice to Nominees

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This news release may include forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2008, and the Partnership’s Forms 10-Q filed with the Securities and Exchange Commission.

Source: Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President, Chief Financial Officer and Treasurer